EXHIBIT 10.2

MUTUAL RELEASE OF ALL CLAIMS

                This Mutual Release of All Claims ("Agreement") is entered into by and between David Adornetto (hereinafter "Employee") and Mentor Corporation, its parents, affiliates and subsidiaries, including all predecessors and successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present (hereinafter collectively "Mentor"), and relates to Employee's employment with Mentor, and the separation of Employee's employment from Mentor.

                In consideration of the mutual promises and other consideration contained herein, Employee and Mentor mutually agree as follows:

                1.             In consideration for severance compensation in the total gross amount of Two Hundred Thousand Dollars ($200,000), payable on July 14, 2006, Employee, on behalf of himself, his agents, heirs, executors, administrators, and assigns, expressly releases and forever discharges Mentor and its successors and assigns, and all of its respective agents, directors, officers, partners, employees, representatives, insurers, attorneys, parent companies, subsidiaries, affiliates, and joint venturers, and each of them, from any and all claims based upon acts or events that occurred on or before the date of this Agreement, including any claim arising under any state or federal statute or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., the Americans with Disabilities Act, 42 U.S.C. §12101, et seq., the Age Discrimination in Employment Act, 29 U.S.C. §623, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq., and the California Fair Employment and Housing Act, Cal. Gov't Code § 12940, et seq.  Notwithstanding the breadth of this paragraph, this release will have no effect on any consulting agreement(s) Employee may have currently or negotiated with Mentor, or the consulting agreements enforceability.

                2.             In exchange for the foregoing release, Mentor hereby fully and forever releases and discharges Employee from, and agrees not to sue concerning, any and all claims, demands, liens, contracts, covenants, obligations, actions, suits, causes of action, and any costs, expenses, damages, judgments and/or liabilities of whatever kind and nature, direct or indirect, in law or equity or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected, which have existed, or may have existed, or may exist, arising out of Employee's employment with Mentor or the end of that employment.

3.             Both Employee and Mentor acknowledge that they have been advised by legal counsel about and are familiar with section 1542 of the California Civil Code, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Both Employee and Mentor acknowledge and agree that they are releasing all known and unknown claims they have or may have against the other, and that they are waiving all rights they have or may have under Civil Code § 1542 or under any other statute or common law principle of similar effect.

4.             Both Employee and Mentor acknowledge that the benefits they are receiving under this Agreement are more than the benefits to which they otherwise would have been entitled, and that such benefits constitute valid and adequate consideration for this Agreement.

5.             Both Employee and Mentor further acknowledge that they have read this Agreement, understand all of its terms, and have consulted with counsel of their choosing before signing this Agreement.

MENTOR CORPORATION		EMPLOYEE

By:	/s/Joshua Levine Joshua Levine President/CEO	/s/David Adornetto David Adornetto
Date: June 30, 2006		Date: June 30, 2006